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Consolidated Condensed Statements of Current and Retained Earnings
Lowe's Companies, Inc. and Subsidiary Companies
Dollars In Thousands, Except Per Share Data

                                                         Three months ended                          Nine months ended
                                               October 31, 199     October 31, 1993       October 31, 1     October 31, 1993
Current Earnings                               Amount Percent       Amount Percent        Amount Percen     Amount Percent
                                                                                     ____________________________________________
Net sales                                     1579005  100.00   $1,158,370 100.00    $4,623,032 100.00 $3,392,173 100.00

Cost of sales                                 1197859   75.86       882750  76.21       3501618  75.74    2589906  76.35

Gross margin                                   381146   24.14       275620  23.79       1121414  24.26     802267  23.65

Expenses:

Selling, general and administrative            239190   15.15       185178  15.98        685196  14.82     525591  15.49

Store opening costs                             10628    0.67         7217   0.62         25366   0.55      16666   0.49

Depreciation                                    28661    1.82        20223   1.75         78824   1.71      58394   1.72

Employee retirement plans                       13265    0.84        10657   0.92         37507   0.81      30092   0.89

Interest                                         5852    0.37         4834   0.42         21580   0.47      12204   0.36

Total expenses                                 297596   18.85       228109  19.69        848473  18.36     642947  18.95

Pre-tax earnings                                83550    5.29        47511   4.10        272941   5.90     159320   4.70

Income tax provision                            29359    1.86        15866   1.37         95646   2.06      53267   1.57

Net earnings                                  $54,191    3.43      $31,645   2.73      $177,295   3.84   $106,053   3.13
                                                                                     ____________________________________________
Shares outstanding (weighted average)          159399               147906               153439            147185

Earnings per common & common
 equivalent share                               $0.34                $0.21                $1.16             $0.72

Earnings per common share -
 assuming full dilution                         $0.33                $0.21                $1.11             $0.71
                                                                                     ____________________________________________
Retained earnings
                                                                                     ____________________________________________
Balance at beginning of period               $706,782             $551,396             $596,763          $489,033
Net earnings                                    54191                31645               177295            106053
Cash dividends                                  -7172                -5911               -20257            -17656
Stock Split                                         0                 -162                    0              -462
Balance at end of period                     $753,801             $576,968             $753,801          $576,968

                                                                                     ____________________________________________
See accompanying notes to consolidated condensed financial statements.

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